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                                                                EXHIBIT 23(M)(9)

               FORM OF PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1

                            FOR INVESTOR CLASS SHARES

                               OF ICAP FUNDS, INC.

     WHEREAS, ICAP Funds, Inc. (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, shares of common stock of the Company currently are divided into a number of separate series (each individually, a "Fund," and collectively, the "Funds") are set forth in Schedule A, as such Schedule may be amended from time to time; and

     WHEREAS, the Board of Directors of the Company has determined that there is a reasonable likelihood that the adoption of this Plan of Distribution pursuant to Rule 12b-1 under the Act ( the "Plan") will benefit the Company, each Fund, and each Fund's shareholders; and

     WHEREAS, the Company and NYLIFE Distributors LLC ("NYLIFE Distributors") have entered into a Distribution Agreement, dated June 30, 2006, and as revised from time to time, pursuant to which NYLIFE Distributors serves as distributor during the continuous offering of the securities of which the Company is the issuer, including Investor Class shares of the Funds.

     NOW, THEREFORE, the Company hereby adopts on behalf of each Fund, and NYLIFE Distributors hereby agrees to the terms of, this Plan, in accordance with Rule 12b-1 under the Act, on the following terms and conditions:


1. Each Fund shall pay to NYLIFE Distributors, as the distributor of securities of which the Fund is the issuer, a fee for distribution of the Investor Class shares of the Fund at an annual rate of 0.25% of the Fund's average daily net assets attributable to the Funds' Investor Class shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Company's Board of Directors shall determine, subject to any applicable restriction imposed by the rules of the Financial Industry Regulatory Authority, Inc. ("FINRA"). If this Plan is terminated, a Fund will owe no payments to NYLIFE Distributors other than any portion of the distribution fee accrued through the effective date of termination but then unpaid.



2. The amount set forth in paragraph 1 of this Plan shall be paid for NYLIFE Distributors' services as distributor of the Investor Class shares of each Fund in connection with any activities or expenses primarily intended to result in the sale of Investor Class shares of the Fund, including, but not limited to, compensation to registered representatives or other employees of NYLIFE Distributors and its affiliates, including NYLIFE Securities Inc., and to other broker-dealers that have entered into a Soliciting Dealer Agreement with NYLIFE Distributors, compensation to and expenses of employees of NYLIFE Distributors who engage in or support distribution of the Funds' Investor Class shares; telephone expenses; interest expense; printing of


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prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; administrative services and expenses; and profit and overhead on the foregoing; provided, however, that such amount to be paid to NYLIFE Distributors may be paid to it as compensation for "service activities" (as defined below) rendered to Investor Class shareholders of the Fund. Such fee shall be calculated daily and paid monthly or at such other intervals as the Board shall determine. For purposes of this Plan, "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in the Fund, excluding transfer agent and subtransfer agent services for beneficial owners of Fund Investor Class shares, aggregating and processing purchase and redemption orders, providing beneficial owners with share account statements, processing dividend payments, providing subaccounting services for Investor Class shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if FINRA adopts a definition of "service fee" for purposes of Section 26(d) of the Rules of Fair Practice of FINRA that differs from the definition of "service activities" hereunder, or if FINRA adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the parties, to conform to such FINRA definition. Overhead and other expenses of NYLIFE Distributors related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.


4. This Plan shall continue in full force and effect as to each Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.


5. NYLIFE Distributors shall provide to the Board of Directors of the Company, and the Board of Directors of the Company shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6. This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-l Directors, or by a vote of a majority of the outstanding voting securities of the Fund on not more than 30 days' written notice to any other party to this Plan.


7. This Plan may not be amended to increase materially the amount of compensation provided for herein with respect to a Fund unless such amendment is approved by at least a majority of the outstanding voting securities (as defined in the Act) of the Investor Class shares of such Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.



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8. While this Plan is in effect, the Company shall comply at all times with the fund governance rules set forth in Rule 0-1(a)(7) under the Act that are in effect.

9. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

10. The Board of Directors of the Company and the shareholders of each Fund shall not be liable for any obligations of the Company or the Fund under this Plan, and NYLIFE Distributors or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Company or the Fund in settlement of such right or claim, and not to such Directors or shareholders.


     IN WITNESS WHEREOF, the Company, on behalf of each Fund, and NYLIFE Distributors have executed this Plan of Distribution as of the 29th day of April 2008.


                                        ICAP FUNDS, INC.



                                        By:
                                            ------------------------------------
                                        Name: Stephen P. Fisher
                                        Title: President



                                        NYLIFE DISTRIBUTORS LLC



                                        By:
                                            ------------------------------------
                                        Name: Michael Coffey
                                        Title: Managing Director



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                                   SCHEDULE A


                             (as of April 29, 2008)


                                ICAP Equity Fund

                             ICAP Select Equity Fund

                             ICAP International Fund


                                ICAP Global Fund